GOODWIN

Goodwin Procter LLP
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February 23, 2024

Allspring Funds Trust, on behalf of
Allspring Small Company Value Fund
Allspring Small Cap Fund
1415 Vantage Park Drive
Charlotte, North Carolina 28203

Re: **Acquisition by Allspring Small Company Value Fund, a series of Allspring Funds Trust, of the assets of Allspring Small Cap Fund, another series of Allspring Funds Trust**

Ladies and Gentlemen:

We have acted as counsel to Allspring Funds Trust, a Delaware statutory trust (the "**Funds Trust**"), and Allspring Master Trust, also a Delaware statutory trust (the "**Master Trust**"), in connection with the proposed acquisition (the "**Reorganization**") by Allspring Small Company Value Fund (the "**Acquiring Fund**"), a series of the Funds Trust, through Allspring Small Company Value Portfolio (the "**Portfolio**"), a series of the Master Trust, of all of the assets of Allspring Small Cap Fund (the "**Target Fund**" and together with the Acquiring Fund, the "**Funds**," and each, a "**Fund**"), another series of the Funds Trust, pursuant to the Agreement and Plan of Reorganization (the "Plan")[1] described in the Prospectus/Information Statement (the "**Registration Statement**") filed on Form N-14 with the Securities and Exchange Commission (the "**SEC**") on January 9, 2024, under the Securities Act of 1933, as amended (the "**Securities Act**"). You have requested our opinions as to certain federal income tax consequences of the Reorganization.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering our opinions. We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Funds Trust, the Master Trust, the Portfolio and each Fund set forth in the Plan and the Registration Statement and certain representations set forth below that have been confirmed to us in a representation letters from the Funds Trust, given for itself and on behalf of each Fund, and from the Master Trust, given on

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1 Capitalized terms used herein and not otherwise defined shall have the meanings given them (or defined by reference) in the Plan.

behalf of itself and the Portfolio, in each case dated as of the date hereof for our use in rendering the opinions set forth herein. We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date, that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (A) the Reorganization will be consummated in accordance with the Plan, (B) the Funds Trust will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "**Code**"), and the Treasury Regulations promulgated thereunder, and (C) the Plan is valid and binding in accordance with its terms.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. Therefore, no assurance can be given that the federal income tax consequences described below will not be altered in the future, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I. Background.

The Funds Trust is a Delaware statutory trust and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "**1940 Act**"). Each Fund is a separate diversified series of the Funds Trust, duly organized in accordance with the applicable provisions of its Declaration of Trust. The Master Trust is a Delaware statutory trust and is registered as an open-end management investment company under the 1940 Act. The Portfolio is a separate diversified series of the Master Trust, duly organized in accordance with the applicable provisions of its Declaration of Trust. Allspring Funds Management, LLC (the "**Adviser**") is the investment adviser for each Fund.

Each Fund's investment objective is to seek long-term capital appreciation. Both Funds have substantially similar strategies in that they invest in equity securities of small-capitalization

companies, which the Target Fund defines as companies with market capitalizations within the range of the Russell 2500 Index at the time of purchase and which the Acquiring Fund defines as companies with market capitalizations within the range of the Russell 2000 Index at the time of purchase. The market capitalization range of the Russell 2500 Index was $1.85 million to $1.86 billion as of June 30, 2023, and is expected to change frequently. The market capitalization range of the Russell 2000 Index was approximately $31 million to $14.55 billion as of June 30, 2023, and is expected to change frequently. The Acquiring Fund invests substantially all of its assets in the Portfolio, a master portfolio with a substantially identical investment objective and substantially similar investment strategies as the Acquiring Fund, while the Target Fund invests its assets directly in securities.

II. The Plan of Reorganization.

Subject to the terms and conditions set forth in the Plan, the Funds Trust, on behalf of the Target Fund, will transfer all of its assets and will assign all of its liabilities to the Portfolio in exchange for interests reflecting a beneficial interest in the Portfolio (the "**Portfolio Interests**"). Immediately thereafter, the Funds Trust, on behalf of the Target Fund, will transfer all of its assets (now consisting of the Portfolio Interests) to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (the "**Acquiring Fund Shares**"), with the class of such Acquiring Fund Shares corresponding to the respective class of the shares of beneficial interest of the Target Fund (the "**Target Fund Shares**") (*i.e.*, Class A, Class C, Class R6, Administrator Class, and Institutional Class). The net asset value of the Acquiring Fund Shares and the value of the assets and liabilities of the Target Fund to be transferred and assumed, respectively, shall be determined as of the Closing Date using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Fund. At or prior to the Closing Date, the Target Fund will declare and pay a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the holders (the "**Shareholders**") of the Target Fund Shares all of its investment company taxable income (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D)), realized net capital gain (after reduction for any available capital loss carryforward) and net tax-exempt income, if any, for all taxable years ending at or prior to the Closing Date.

At or as soon a reasonably practical after the Effective Time, the Target Fund will make a liquidating distribution of the Acquiring Fund Shares to the Shareholders, each Shareholder receiving Acquiring Fund Shares equal to the pro rata by class portion of the Target Fund Shares held by such Shareholder immediately before the Closing Date. Immediately thereafter (or as promptly as practicable), the Funds Trust, on behalf of the Target Fund, will wind up the affairs

of the Target Fund and will take all steps as are necessary and proper to dissolve, liquidate, and terminate the Target Fund in accordance with applicable law and its Declaration of Trust. Such distribution and liquidation will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each Shareholder and representing the respective pro rata by class number of Acquiring Fund Shares due such Shareholder. After the Reorganization, the Acquiring Fund will continue to operate with the investment objective and investment policies outlined above.

The Board of Trustees of the Funds Trust, including those trustees who are not "interested persons" as defined in the 1940 Act, has determined that the interests of existing shareholders of the Target Fund will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Target Fund. The Board of Trustees of the Funds Trust has reached similar conclusions with respect to the Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Fund.

III. Representations.

The following representations with respect to the Reorganization have been made by the Trust, on behalf of itself and the Acquiring Fund and/or the Target Fund, as applicable:

1. The Funds Trust is a Delaware statutory trust and is registered as an open-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded. Each Fund is a separate series of the Funds Trust, duly organized in accordance with the applicable provisions of its Declaration of Trust. The Funds Trust either (i) was in existence prior to January 1, 1997, and is an existing eligible entity classified as an association taxable as a corporation under Treasury Regulations Section 301.7701-3(b)(3) or (ii) has elected to be classified as an association taxable as a corporation, effective on or before the Closing Date, pursuant to Treasury Regulations Section 301.7701-3(c). The Acquiring Fund and the Target Fund each has qualified as a separate corporation for federal income tax purposes under Section 851(g) of the Code in each taxable year and will qualify as such as of and, in the case of the Acquiring Fund, following the Closing Date. The Fund Shares are publicly offered, and neither Fund has any employees.

2. The Master Trust is a Delaware statutory trust and is registered as an open-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded. The Master Trust either (i) was in existence prior to January 1, 1997, and is an existing eligible entity classified as a partnership under Treasury Regulations Section 301.7701-3(b)(3) or (ii) if organized on or after January 1, 1997, is classified as a partnership

under Treasury Regulations Section 301.7701-3(b)(1)(i). The Portfolio is a separate series of the Master Trust, duly organized in accordance with the applicable provisions of its Declaration of Trust. The Portfolio has qualified as and has been treated as a separate partnership for federal income tax purposes and will qualify as such as of and following the Closing Date. The Portfolio has no employees.

3. Each of the Acquiring Fund and the Target Fund has elected to be a regulated investment company under Section 851 of the Code, has qualified as such for each taxable year and will qualify to be treated as such as of and, in the case of the Acquiring Fund, following the Closing Date. In order (i) to ensure continued qualification of the Target Fund as a regulated investment company for federal income tax purposes through the Closing Date and (ii) to eliminate any federal income and excise tax liability of the Target Fund arising by reason of undistributed investment company taxable income, net capital gain or tax-exempt income, if any, the Target Fund has declared or will declare and will pay to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of the investment company taxable income (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D) of the Code), (B) all of the net capital gain (after reduction for any available capital loss carryforward) and (C) all of the net tax-exempt income, as determined under Section 852(a)(1)(B) of the Code, if any, of the Target Fund for all taxable years ending at or prior to the Closing Date.

4. The Reorganization serves genuine and legitimate non-tax business purposes which collectively are the principal motivation for the Reorganization.

5. Except for the assumption of liabilities of the Target Fund by the Acquiring Fund, the only consideration to be received by the Target Fund or by any Shareholder in connection with the Reorganization will be full and fractional Acquiring Fund Shares. Moreover, none of the Acquiring Fund Shares to be credited to any Shareholder in the Reorganization constitute separate consideration for, or is allocable to, the performance of services by the Target Fund or by such Shareholder.

6. If any Shareholders are also trustees of a Fund or the Portfolio (the "**Shareholder-Trustees**"), no portion of any compensation that has been or will be paid by such Fund or Portfolio or their affiliates to any Shareholder-Trustee was or is intended by such Fund or Portfolio or their affiliates to be separate consideration for, or allocable to, any of such Shareholder-Trustee's Target Fund Shares. Moreover, none of the Acquiring Fund Shares received by any Shareholder-Trustee in the Reorganization is intended by either Fund or the Portfolio to be separate consideration for, or allocable to, any services that have been or will be

performed by such Shareholder-Trustee, and the compensation that has been or will be paid by the Fund or the Portfolio or their affiliates to any Shareholder-Trustee has been or will be for services actually rendered and commensurate with amounts customarily paid as compensation to directors and trustees of publicly offered management investment companies.

7. The fair market value of the Acquiring Fund Shares to be received by the Shareholders in the Reorganization will be equal to the fair market value of the Target Fund Shares surrendered in the exchange. The Acquiring Fund Shares referred to in this letter are voting shares of the Acquiring Fund.

8. All of the outstanding common shares of beneficial interest of the Target Fund have been duly authorized and are validly issued, fully paid and non-assessable and not subject to dissenters' or appraisal rights. The consideration paid by the Acquiring Fund to the Shareholders in connection with the Reorganization will consist solely of Acquiring Fund Shares.

9. The Acquiring Fund currently does not have any plan or intention to issue additional shares of its stock following the Reorganization, other than in the ordinary course of the Acquiring Fund's business as a series of an open-end investment company registered under the 1940 Act.

10. At the time of the Reorganization, the Target Fund will not have outstanding warrants, options, convertible securities, or any other type of right by which any person could acquire interests in the Target Fund.

11. There is no plan or intention by the Acquiring Fund or any person related (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Acquiring Fund to acquire or redeem, with consideration other than Acquiring Fund Shares, any of the Acquiring Fund Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act.

12. During the five-year period ending on the Closing Date, neither the Target Fund nor any person related (as defined in Treasury Regulations Section 1.368-1(e)(4) determined without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) to the Target Fund will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired Target Fund Shares with consideration other than Acquiring Fund Shares or Target Fund Shares, except for redemptions in the ordinary course of the Target Fund's business as a

series of an open-end investment company as required by Section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Target Fund, except for (A) distributions described in Sections 852 or 4982 of the Code and (B) additional distributions, to the extent such distributions do not exceed fifty percent (50%) of the value (computed without giving effect to such distributions) of the proprietary interests in the Target Fund as of the Closing Date.

13. Neither the Acquiring Fund nor any person related (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Acquiring Fund will have acquired directly or through any transaction, agreement or arrangement with any other person, Target Fund Shares with consideration other than Acquiring Fund Shares.

14. To the best knowledge of the management of the Funds Trust and the Master Trust, there is no plan or intention by the Shareholders to sell, exchange or otherwise dispose in connection with the Reorganization of a number of the Acquiring Fund Shares received in the Reorganization that would reduce the Shareholders' ownership of the Acquiring Fund Shares to a number of shares that is less that 50% of the Acquiring Fund Shares received by them in the Reorganization.

15. The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts, if any, paid by or on behalf of the Target Fund for reorganization expenses, amounts, if any, paid by the Target Fund to Shareholders who receive cash or other property and all redemptions and distributions made by the Target Fund immediately preceding or in contemplation of the Reorganization (except for dividends paid in the ordinary course of business) will be included as assets of the Target Fund immediately prior to the Reorganization. However, assets distributed in connection with (i) regular distributions and redemptions occurring in the ordinary course of the Target Fund's business as a series of an open-end investment company and (ii) distributions made to Shareholders prior to the Reorganization in order to pay out all or substantially all of the Target Fund's (A) investment company taxable income (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D) of the Code), (B) net capital gain (after reduction for any capital loss carryover) and (C) net tax-exempt income will be excluded.

16. Immediately after the Closing, the Target Fund will, in pursuance of the Plan, distribute the Acquiring Fund Shares it receives in the Reorganization and its other assets, if any, and thereupon will cancel all of its issued and outstanding shares.

17. Each Fund's investment objective is to seek long-term capital appreciation. Both Funds have substantially similar strategies in that they invest in equity securities of small-capitalization companies, which the Target Fund defines as companies with market capitalizations within the range of the Russell 2500 Index at the time of purchase and which the Acquiring Fund defines as companies with market capitalizations within the range of the Russell 2000 Index at the time of purchase. The Acquiring Fund invests substantially all of its assets in the Portfolio, a master portfolio with a substantially identical investment objective and substantially similar investment strategies. Following the Reorganization, the Acquiring Fund will continue such line of business and will have no plan or intention to change such line of business. Neither the Acquiring Fund nor the Target Fund has entered into such line of business as part of the plan of reorganization, within the meaning of Section 368(a) of the Code. To the best knowledge of management of the Funds Trust and the Master Trust, on the date of the Reorganization (but taking into account any dispositions of the Target Fund's assets planned or contemplated as part of the plan of reorganization, whether any such dispositions are effective before or after the Closing), at least 33 1/3% of the Target Fund's historic portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. The Target Fund has not altered its portfolio in connection with the Reorganization to meet this 33 1/3% threshold. The Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.

18. The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Target Fund acquired in the Reorganization, except for (i) dispositions made in the ordinary course of business and (ii) other dispositions, provided that, on the date of the Reorganization, assuming any such planned or intended post-Reorganization disposition had already occurred, at least 33 1/3% of the Target Fund's historic portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund.

19. As of the Closing, there will be no intercompany indebtedness existing between the Acquiring Fund and the Target Fund.

20. The expenses incurred in connection with entering into and carrying out the provisions of the Plan will be borne by the Adviser (or an affiliate thereof) and/or the Target Fund. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund or the Portfolio to the Target Fund for the purpose of paying any reorganization expenses of the Target Fund. The shareholders of the Target Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

21. As of the Closing, the Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Target Fund.

22. The liabilities of the Target Fund to be assumed by the Acquiring Fund or the Portfolio and the liabilities to which the transferred assets of the Target Fund will be subject at the effective time of the Reorganization, if any, were incurred by the Target Fund in the ordinary course of business and are associated with the assets being transferred.

23. The fair market value of the assets of the Target Fund to be transferred to the Portfolio or the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund or the Portfolio plus the amount of liabilities, if any, to which the transferred assets will be subject.

24. The Target Fund is not under the jurisdiction of any court in a Title 11 case, a receivership or a foreclosure, or a similar proceeding in a federal or state court. Immediately after the Reorganization, neither the Acquiring Fund nor the Portfolio will be under the jurisdiction of any court in a Title 11 case, a receivership or a foreclosure, or a similar proceeding in a federal or state court.

25. The Target Fund has not distributed and will not distribute to its shareholders in pursuance of the Plan any "appreciated property" within the meaning of Section 361(c)(2) of the Code.

26. The assets of each of the Target Fund, the Acquiring Fund, and the Portfolio constitute a "diversified portfolio," which is a portfolio of stocks and securities no more than twenty-five percent (25%) of the value of which is attributable to the stock and securities of any one issuer and not more than 50 percent (50%) of the value of which is attributable to the stock and securities of five or fewer issuers. For this purpose, Government securities are included in total assets for purposes of the denominator of the 25 and 50-percent tests (unless the Government securities are acquired to meet the 25 and 50-percent tests) but are not treated as securities of an issuer for purposes of the numerator of the 25 and 50-percent tests.

27. None of the Funds Trust, the Master Trust, the Portfolio, the Acquiring Fund or the Target Fund will take any position on any federal, state or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the treatment of the Reorganization as a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined by Section 1313(a)(1) of the Code) or by a change in law after the date hereof.

28. The facts relating to the Reorganization described in the Plan and the Prospectus/Information Statement filed on Form N-14 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on January 9, 2024, are true, correct and complete in all material respects. The Plan represents the entire understanding of the Funds Trust and the Master Trust with respect to the Reorganization. The Reorganization will be consummated in compliance with the terms and conditions of the Plan, and there is no plan or intention to waive or modify any such term or condition. After the Reorganization, both the Target Fund and the Acquiring Fund will comply with the record-keeping and information-filing requirements of Treasury Regulations Section 1.368-3.

29. The undersigned is familiar with the business and affairs of the entity on behalf of which he or she is signing, has examined and in familiar with the representations set forth above, and has made such investigations of factual matters as are reasonably necessary for the purposes of making the representations set forth herein.

30. The undersigned is familiar with the Plan, the Prospectus and all final documents relating thereto, including, but not limited to, all prospectus and proxy materials prepared in connection with the Reorganization (collectively, the "**Transaction Documents**"). No event occurring subsequent to the execution of the Transaction Documents would cause the Transaction Documents to contain any untrue statement of a material fact regarding the Acquiring Fund or the Target Fund or their plans and intentions or would cause the Transaction Documents to omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

31. The undersigned is duly authorized to make the forgoing certifications and representations on behalf of the entity on behalf of which he or she is signing. To the best of the knowledge and belief of the undersigned, the foregoing representations regarding the Reorganization are true, correct and complete in all material respects.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions.

IV. Opinions.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under presently applicable federal income tax law:

(i) the Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) under Section 361 of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund's liabilities, or upon the distribution of Acquiring Fund Shares by the Target Fund to its Shareholders in liquidation, except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Fund's taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

(iii) under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets transferred to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund;

(iv) under Section 362(b) of the Code, the Acquiring Fund's and the Portfolio's tax basis in the assets that the Acquiring Fund or the Portfolio receives from the Target Fund will be the same as the Target Fund's tax basis in such assets immediately prior to such exchange, except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund's taxable year or on which gain was recognized upon the transfer to the Acquiring Fund;

(v) under Section 1223(2) of the Code, the Acquiring Fund's and the Portfolio's holding periods in such assets will include the Target Fund's holding periods in such assets (except to the extent that the investment activities of the Acquiring Fund or the Portfolio reduce or eliminate such holding period and except for any assets on which gain is recognized on the transfer to the Acquiring Fund or the Portfolio);

(vi) under Section 354 of the Code, no gain or loss will be recognized by the Shareholders on the distribution of Acquiring Fund shares to them in exchange for their Target Fund Shares;

(vii) under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares that the Shareholders receive in exchange for their Target Fund Shares will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor;

(viii) under Section 1223(1) of the Code, a Shareholder's holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the holding period for the Target Fund Shares exchanged therefor, provided that the Shareholder held the Target Fund Shares as a capital asset on the date of the exchange; and

(ix) under Section 381 of the Code, the Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Section 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

* * *

No opinion is expressed as to any matter not specifically addressed above. Without limiting the foregoing, no opinion is expressed as to the federal income tax consequences of the Reorganization to the Target Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Moreover, you should recognize that our opinions are not binding on the Internal Revenue Service (the "**Service**"), that a court or the Service may disagree with the opinions expressed herein, and that although we believe that our opinions would be sustained if challenged, there can be no assurances to that effect. No ruling has been (or will be) sought from the Service as to the federal income tax consequences of any aspect of the Reorganization.

The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely

affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

This opinion letter has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We hereby consent to filing a form of this opinion as an exhibit to the Registration Statement and the references to our firm, and the discussion of this opinion, in the Registration Statement under the headings "Material Federal Income Tax Consequences of the Reorganization." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

Goodwin Procter LLP

GOODWIN PROCTER LLP